Exhibit 1.3

CDC Corporation Announces Full Year and Fourth Quarter 2005 Earnings Release and Investor
Conference Call Information

Hong Kong, Beijing, Atlanta – April 10, 2006—CDC Corporation (NASDAQ:CHINA) will issue earnings results and statements for the full year 2005 and fourth quarter 2005 ending December 31, 2005 on April 12, 2006 after 6:00 am EDT.

The company will issue earnings guidance for first quarter 2006 and full year 2006.

The company’s senior management will host a conference call for financial analysts and investors on Wednesday, April 12, 2006 at 9:00 am EDT (For Asian participants, this is 9:00 pm Hong Kong time on April 12, 2006).

Date: Wednesday, April 12, 2006
Time: 9:00 am EDT
USA-based Toll Free Number: +1 877 692 2592
US Toll Number: +1 973 582 2700
Passcode: 7262851

For those unable to call in, a digital instant replay will be available after the call until May 1, 2006.

USA-based Toll Free Number: +1 877 519 4471
US-based Toll Number: +1 973 341 3080
Passcode or PIN #: 7262851

About CDC Corporation

CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, mobile applications and online games. As part of its strategic review, the company has reorganized into two primary operating business units, CDC Software and China.com Inc.

For more information about CDC Corporation, please visit the website http://www.cdccorporation.net

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the completion and effect of the Forth Quarter 2005 Earnings Release. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; the ability to make changes in business strategy, development plans and product offerings; the ability to integrate operations or new acquisitions in accordance with the company’s business strategy; and the effects of restructurings and rationalization of operations Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2004 on Form 20-F/A filed on October 11, 2005. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

For further information, please contact:

Media Relations	Investor Relations
Ida Ho Corporate Communications Manager China.com Inc. Tel: (852) 2237 7181 Fax: (852) 2571 0410 e-mail: ida.ho@hk.china.com	Craig Celek Vice President, Investor Relations CDC Corporation Tel: 1 (212) 661 2160 Fax: 1 (646) 827 2421 e-mail: craig.celek@cdccorporation.net